October 02, 2000

Lexon Inc.
8908 S. Yale Ave., Suite 409
Tulsa, OK 74117


Ladies and Gentlemen:

         I am counsel for Lexon, Inc., an Oklahoma Corporation (the "Company") in connection with the preparation of the Registration Statement Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on October 2, 2000 for the resale of up to 1,900,000 shares of common stock, $.01 par value, of the Company by selling shareholders (the "Shares").

         In connection with this opinion I have examined the Registration Statement and exhibits, including Morgan Phillips Investor Relations Agreement, the Congleton Consulting Agreement, the Lindsay Consulting Agreement and the Goodbody International Consulting Agreement. The Company's Article of Incorporation and By-Laws, and such other documents, records certificates, memoranda and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, I am of the opinion that the securities registered will, when sold, will be validly issued, fully paid and nonassessable.

         I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.

         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

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                                                     Very Truly Yours,



                                                     Ronald C. Kaufman






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